EXHIBIT 99.1

Ironclad Performance Wear Reports First Quarter 2007 Results

Gross Margin Increases to 50% in Q1 2007 from 39.5% in Q1 2006

LOS ANGELES, CA - May 15, 2007 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today announced financial results for the three months ended March 31, 2007.

First Quarter 2007 Results

Net sales increased 3.3% in the first quarter of 2007 to $1.85 million, compared to net sales of $1.79 million in the prior year period. First quarter net loss was $1.18 million compared to $0.59 million in the prior year period. Included in the first quarter net loss is approximately $194 thousand related to non-cash employee stock option expense and a favorable adjustment to income of approximately $21 thousand due to the change in the fair value of the warrant liability. In the first quarter of 2006, non-cash employee stock option expense was $27 thousand and there were no warrant liabilities.

Basic and diluted net loss per share for the first quarter of 2007 were $(0.04) on weighted average common shares outstanding of 30.1 million, compared to $(0.04) on weighted average common shares outstanding of 15.6 million in the prior year period. On a non-GAAP basis, basic and diluted net loss per share excluding interest, taxes, depreciation, amortization, employee stock option expense and the change in the fair value of the warrant liability were a loss of $(0.03) versus a loss of $(0.03) in the prior year period.

“Our financial results for the first quarter reflect the seasonality of our business, with net sales historically higher in the third and fourth quarters of the year. In addition, we experienced modest net sales growth because orders that we expected in the first quarter were delayed until the second quarter,” said Ed Jaeger, President and CEO of Ironclad Performance Wear. “Additionally, during the quarter we continued to make strategic investments in marketing and promotion programs, and strengthened our staffing in those areas as well.”

Gross margin in the first quarter of 2007 was 50.0%, a sequential increase over 39.1% reported in the fourth quarter of 2006, and an increase over 39.5% reported in the first quarter of 2006. While gross margin will vary based upon promotional orders in any given quarter, gross margin in the first quarter of 2007 also benefited from reduced product costs due to better pricing from the Company’s manufacturers in late 2006.

Operating expenses in the first quarter were $2.11 million or 113.8% of sales compared to $1.24 million or 69.5% of sales in the prior year. In addition to the increase in employee stock option expense, the primary reasons for the increase in operating expenses were increased staffing and higher expenditures in sales and marketing to position Ironclad for future growth, as well as public company costs. The number of full-time equivalent employees, as of March 31, 2007, increased to 34 compared to 24 at March 31, 2006.

Balance Sheet Highlights

Cash at March 31, 2007, was $0.84 million compared to $0.02 million, at March 31, 2006. Inventory and deposits on inventory were $2.91 million, at March 31, 2007, compared to $2.08 million in the prior year period. Net working capital, at March 31, 2007, was $2.79 million compared to a net working capital deficit of $(0.40) million in the prior year period. Inventory levels and working capital are reflective of investments made in inventory to ensure adequate stock for the fulfillment of customer orders. Inventory, at March 31, 2007, was unleveraged compared to the corresponding period in 2006 when the majority of inventory was financed.

The Company’s bank line of credit with Wells Fargo Century, at March 31, 2007, was $3.0 million of which $1.8 million was outstanding. At March 31, 2006, the Company’s bank line of credit was $1.25 million of which $0.68 million was outstanding.

The warrant liability of $45 thousand, at March 31, 2007, represents the fair value of a warrant issued in conjunction with debt financing last year. This warrant liability will be satisfied in the fourth quarter of 2007.

“Looking ahead further into 2007, we expect to see a historical pattern of our strongest sales coming in the third and fourth quarters of the year due to higher sales of gloves in the colder months,” said Ed Jaeger. “In addition, the fourth quarter of 2007 is expected to benefit from sales of our new, full line of high-performance apparel that we recently introduced to sales reps and retailers nationwide.”

Mr. Jaeger added, “We continue to leverage our existing distribution network to further expand both our task-specific gloves and high-performance apparel, and expand into new distribution channels. A great example of how we are extending the Ironclad brand is our recently announced licensing agreement with Paige Hemmis of ABC’s “Extreme Makeover: Home Edition”. Ironclad is now the exclusive designer and manufacturer of Paige’s line of task-specific gloves and tool belts - a strong endorsement of our technical expertise and commitment to performance work wear.”

At this time, we are re-evaluating our guidance until we have greater visibility into our glove sales for the second and third quarters of the year as well as demand for our high-performance apparel in the second half of 2007. We expect to update you on our guidance prior to the next conference call.

Conference Call

Ironclad will hold its First Quarter 2007 earnings conference call Tuesday, May 15th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial 800-562-8369 ten minutes prior to the call. International callers should dial 913-312-1299. If you are unable to participate in the live call, a replay will be available through Tuesday, May 29, 2007. To access the replay, dial 888-203-1112 (passcode: 4776078). International callers should dial 719-457-0820 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com and www.earnings.com. For those unable to participate during the live broadcast, the Webcast will be archived on these same sites through Tuesday, May 29th.

About Ironclad Performance Wear Corporation

Ironclad, which created the performance work glove category in 1998, continues to lead the construction and industrial markets in innovation, technology, design, advanced material science and durability. Ironclad designs, manufactures and sells a comprehensive line of task-specific gloves and performance fabric apparel available at hardware stores, lumber yards, home centers, industrial suppliers, and sporting goods retailers nationwide, and in Australia, Canada, and Japan.

For more information on Ironclad, please visit www.ironclad.com.

Non-GAAP Presentation

To supplement the consolidated financial information presented on a GAAP basis, management has provided non-GAAP basic and diluted earnings per share that excludes interest, taxes, depreciation, amortization, employee stock option expense and the change in the fair value of a warrant liability in the first quarter of 2007 and 2006. The Company believes that this non-GAAP financial measure provides investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against internally developed targets. The non-GAAP measure of financial performance used by the Company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the Company’s financial performance or liquidity.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Ironclad: Ed Jaeger, CEO (310) 643-7800 X106	Integrated Corporate Relations: John Mills / Anne Rakunas (310) 954-1100

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
March 31, 2007

	Months	Months
	Ended	Ended
	March 31,	March 31,
	2007	2006
REVENUES
Net sales	$1,849,932	$1,790,186
COST OF SALES
Cost of sales	925,380	1,082,943
GROSS PROFIT	924,552	707,243
OPERATING EXPENSES
General and administrative	944,859	563,798
Sales and marketing	893,936	522,495
Research and development	101,680	58,565
Operations	149,875	92,237
Depreciation and amortization	14,947	7,269
Total Operating Expenses	2,105,297	1,244,364
LOSS FROM OPERATIONS	(1,180,745)	(537,121)
OTHER INCOME(EXPENSE)
Interest expense	(38,563)	(53,377)
Interest income	22,273
Change in fair value of warrant liability	20,564
Other income(expense), net	885	(723)
Total Other Income(Expense), Net	5,159	(54,100)
NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,175,586)	(591,221)
PROVISION FOR INCOME TAXES	-	800
NET LOSS	$(1,175,586)	$(592,021)
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.04)	$(0.04)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	30,064,060	15,565,280

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEET
March 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$835,754
Accounts receivable net of allowance for doubtful accounts	1,696,806
Inventory	2,905,301
Prepaid and other	144,551
Total current assets	5,582,412
Property, Plant and equipment
Computer equipment and software	232,860
Vehicles	46,280
Office equipment and furniture	125,696
Leasehold improvements	32,190
Less: accumulated amortization	(268,949)
Total property, plant and equipment	168,077
Trademarks, net of $6,467 of accumulated amortization	78,692
Deposits	21,904
Total Assets	$5,851,085

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	348,684
Accrued expenses	646,692
Line of credit	1,796,131
Current portion of captial lease	3,591
Total current liabilities	2,795,098
Long Term Liabilities
Long term portion of capital lease obligations	674
Fair value of warrant liability	44,704
Total Liabilities	2,840,476
Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 30,064,060 share issued and outstanding	30,008
Additional paid In capital	11,384,052
Accumulated deficit	(8,403,451)
Total Stockholders' Equity	3,010,609
Total Liabilities & Stockholders' Equity	$5,851,085